Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 12, 2026, with respect to the consolidated financial statements included in the Annual Report of Pixelworks, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statement of Pixelworks, Inc. on Form S-3 (File No. 333-275569) and on Forms S-8 (File No. 333-291360, File No. 333-282077, File No. 333-273250, File No. 333-265686, File No. 333-256606, and File No. 333-239466).
/s/ GRANT THORNTON LLP

San Francisco, California
March 12, 2026